UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Ardmore Shipping Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

Y0207T100
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

__________
*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

GA Holdings LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

The Republic of the Marshall Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenbriar Equity Fund II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, HC

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenbriar Equity Fund II-A, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, HC

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenbriar Equity Capital II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, HC

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenbriar Holdings II, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO, HC

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Joel S. Beckman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Reginald L. Jones, III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	Y0207T100

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Gerald Greenwald

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,279,525

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,279,525

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,279,525

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	Y0207T100

Item 1.	(a).	Name of Issuer:

Ardmore Shipping Corporation

(b).	Address of issuer's principal executive offices:

Hamilton House 10 Queen Street, Suite 102 Hamilton, HM 11, Bermuda

Item 2.	(a).	Name of person filing:

GA Holdings LLC Greenbriar Equity Fund II, L.P. Greenbriar Equity Fund II-A, L.P. Greenbriar Equity Capital II, L.P. Greenbriar Holdings II, LLC Joel S. Beckman Reginald L. Jones, III Gerald Greenwald

(b).	Address or principal business office or, if none, residence:

GA Holdings LLC
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Greenbriar Equity Fund II, L.P.
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Greenbriar Equity Fund II-A, L.P.
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Greenbriar Equity Capital II, L.P.
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Greenbriar Holdings II, LLC
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Joel S. Beckman
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Reginald L. Jones, III
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Gerald Greenwald
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

(c).	Citizenship:

GA Holdings LLC – The Republic of the Marshall Islands
Greenbriar Equity Fund II, L.P. – Delaware
Greenbriar Equity Fund II-A, L.P. – Delaware
Greenbriar Equity Capital II, L.P. – Delaware
Greenbriar Holdings II, LLC – Delaware
Joel S. Beckman – United States of America
Reginald L. Jones, III – United States of America
Gerald Greenwald – United States of America

(d).	Title of class of securities:

Common Stock

(e).	CUSIP No.:

Y0207T100

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

GA Holdings LLC – 4,279,525
Greenbriar Equity Fund II, L.P. – 4,279,525
Greenbriar Equity Fund II-A, L.P. – 4,279,525
Greenbriar Equity Capital II, L.P. – 4,279,525
Greenbriar Holdings II, LLC – 4,279,525
Joel S. Beckman – 4,279,525
Reginald L. Jones, III – 4,279,525
Gerald Greenwald – 4,279,525

(b)	Percent of class:

GA Holdings LLC – 16.3%
Greenbriar Equity Fund II, L.P. – 16.3%
Greenbriar Equity Fund II-A, L.P. – 16.3%
Greenbriar Equity Capital II, L.P. – 16.3%
Greenbriar Holdings II, LLC – 16.3%
Joel S. Beckman – 16.3%
Reginald L. Jones, III – 16.3%
Gerald Greenwald – 16.3%

(c)	Number of shares as to which the person has:

	GA Holdings LLC:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	4,279,525

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Greenbriar Equity Fund II, L.P.

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Greenbriar Equity Fund II-A, L.P.

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Greenbriar Equity Capital II, L.P.

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Greenbriar Holdings II, LLC

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Joel S. Beckman

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Reginald L. Jones, III

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Gerald Greenwald

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	4,279,525

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	4,279,525

Instruction: For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Not applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

Not applicable
Item 10.	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2016
(Date)

GA HOLDINGS LLC

By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III
Director

GREENBRIAR EQUITY FUND II, L.P.

By:	Greenbriar Equity Capital II, L.P., its general partner

By:	Greenbriar Holdings II, LLC, its general partner

	By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR EQUITY FUND II-A, L.P.

By:	Greenbriar Equity Capital II, L.P., its general partner

By:	Greenbriar Holdings II, LLC, its general partner

	By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR EQUITY CAPITAL II, L.P.

By: Greenbriar Holdings II, LLC, its general partner

By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR HOLDINGS II, LLC

By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III
Managing Member

JOEL S. BECKMAN

/s/ Joel S. Beckman

REGINALD L. JONES, III

/s/ Reginald L. Jones, III

GERALD GREENWALD

/s/ Gerald Greenwald

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

*	The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Exhibit A
AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing of the Schedule 13G/A for the Common Stock of Ardmore Shipping Corporation.

Dated: February 2, 2016	GA HOLDINGS LLC

	By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III
Director

GREENBRIAR EQUITY FUND II, L.P.

By: Greenbriar Equity Capital II, L.P., its general partner

By:	Greenbriar Holdings II, LLC, its general partner

	By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR EQUITY FUND II-A, L.P.

By:	Greenbriar Equity Capital II, L.P., its general partner

By:	Greenbriar Holdings II, LLC, its general partner

	By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR EQUITY CAPITAL II, L.P.

By: Greenbriar Holdings II, LLC, its general partner

By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III Managing Member

GREENBRIAR HOLDINGS II, LLC

By:	/s/ Reginald L. Jones, III
Reginald L. Jones, III
Managing Member

JOEL S. BECKMAN

/s/ Joel S. Beckman

REGINALD L. JONES, III

/s/ Reginald L. Jones, III

GERALD GREENWALD

/s/ Gerald Greenwald